Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

At January 31, 2004, consolidated, wholly-owned subsidiaries of Cascade Corporation were as follows:

Name of Subsidiary	Place of Incorporation

Cascade Xiamen Forklift Truck Attachment Co., Ltd.	Peoples Republic of China
Cascade (Africa) Pty. Ltd.	South Africa
Cascade Korea Limited	South Korea
Cascade (U.K.) Limited	United Kingdom
Cascade NV	The Netherlands
Cascade (Scandinavia) Hydraulik A.B.	Sweden
Cascade Hispania S.A.	Spain
Cascade (France) S.A.R.L.	France
Cascade GmbH	Germany
Cascade (Japan) Limited	Oregon
Cascade (Canada) Ltd.	Ontario, Canada
Cascade Kenhar Ltd.	United Kingdom
Nuova SAR s.r.l.	Italy
Cascade Kenhar, Inc.	Delaware
Hyco-Cascade Ltd. (N.Z.)	New Zealand
CNS Nova Scotia	Nova Scotia, Canada
Cascade (Australia) Pty. Ltd.	Australia
Hyco Cascade Pty. Ltd.	Australia
Cascade IFSC Ltd.	Ireland
Cascade Europe Ltd.	United Kingdom
Cascade (Ontario) Inc.	Ontario, Canada
Roncari S.r.l.	Verona, Italy

The names of certain subsidiaries have been omitted because when considered in the aggregate as a single subsidiary they would not, as of January 31, 2004, constitute a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X.